Company Contact:	Investor Relations Contact:
Mr. Richard F. Fitzgerald	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 646-536-7331
Tel: 1-484-693-1702	Email: brett@haydenir.com
Email: Fitzgeraldr@techprecision.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Fiscal Third Quarter of 2013

Company Continues to Diversify Base of Business, Setting Stage for Accelerated Growth

Center Valley, PA – February 19, 2013 – TechPrecision Corporation (OTC Bulletin Board: TPCS) (“TechPrecision” or “the Company”), an industry leading global manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the alternative energy, cleantech, medical, nuclear, defense, aerospace and other commercial industries, today reported financial results for the third quarter and nine month period of fiscal year 2013, the periods ended December 31, 2012.

Third Quarter 2013 Summary

•	Net sales decreased 33% to $7.3 million compared to $10.9 million in the year-ago quarter and decreased 10% sequentially compared to $8.1 million in the second fiscal quarter of 2013.
•
A change in scope of work (SOW) requested by our customer shifted significant production activity and associated revenue into the March quarter for the large-scale PolySi chambers at our Ranor subsidiary.

•
Net sales in the third quarter of last year included $3.4 million of solar furnace production completed during the second quarter for which the customer delayed delivery until the third quarter.  As a result, the highest sales volume reported last year was in the third quarter.

•	TechPrecision’s backlog at the end of the fiscal third quarter of 2013 was $21.9 million compared with a $19.3 million backlog at December 31, 2011.
•
Negotiated a five-year exclusive agreement valued at $115 million to produce product assemblies for proton beam cancer treatment equipment in the U.S. and Asia, with initial production orders expected in the first quarter of fiscal 2014.

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Gross profit was $1.9 million, or 26% gross profit margin, compared to gross profit of $740,000, or 7% gross profit margin, in the year-ago quarter and compared sequentially to gross profit of $1.9 million, or 24% gross profit margin, for the quarter ended September 30, 2012.

•
Operating loss was ($410,000) for the third quarter compared to an operating loss of ($1.2) million in the prior year third quarter and compared sequentially with operating income of $14,000 for the quarter ended September 30, 2012.

•
Net loss in the third quarter was ($545,000), or ($0.03) per basic and fully diluted share, compared to a net loss of ($1.15) million, or ($0.07) per basic and fully diluted share, in the prior year quarter.  This compares sequentially to a net loss of ($45,000), or ($0.00) per basic and fully diluted share, for the quarter ended September 30, 2012.

“Year to date, we have made steady progress in our efforts to diversify our revenue stream and expand our base of long-term, contracted business.” commented James Molinaro, TechPrecision’s CEO.  “As we bring these new projects online, and move toward volume production, these efforts have not yet benefited our income statement nor backlog, but based on the opportunities we are tracking within our pipeline we expect to see an increase in our backlog over the next two or three quarters.  Our diversification program is on track and to date we have successfully transitioned from the alternative energy sector, including solar, comprising 44% and 62% of our respective sales volume during fiscal 2012 and 2011 to now representing only 29% of our sales volume over the trailing nine month period.  Our largest customer during the first nine months of fiscal 2013 is now a medical device company.  We have also diversified our backlog at December 31, 2012, with no single customer accounting for more than 20% of our $21.9 million, backlog at the close of our fiscal 2013 third quarter.”

“Beginning in fiscal 2014, we expect our U.S. subsidiary to increase its throughput by transitioning away from a heavy mix of first article and prototype production toward a production mix that features a heavier percentage of repeat production assemblies for the medical, defense, nuclear and commercial sectors.” added Mr. Molinaro.  “We also continue to make progress in identifying and adding new customers to our China subsidiary, WCMC.”

Third Quarter 2013 Results

For the three months ended December 31, 2012, sales decreased 33%, or $3.6 million, to $7.3 million from $10.9 million in the year-ago period and decreased 10% sequentially from $8.1 million in the second fiscal quarter of 2013.  As previously announced, a PolySilicon customer requested a change in the scope of work (SOW) regarding the large-scale PolySi chambers that the Company’s Ranor division is producing.  As a result of these changes and other project logistics, approximately $2 million of production activity and revenue originally scheduled to conclude in the third quarter will now be shifted into the March quarter.  In addition, sales for the quarter ended December 31, 2011, included $3.4 million of solar furnace production completed during the second quarter of fiscal 2012 but for which the customer delayed delivery until the third quarter of the prior year.  As a result of this delivery delay in the prior year, the Company reported it highest quarterly sales volume during the third quarter of last year.

Gross margin was 26%, or $1.9 million gross profit, in the third fiscal quarter of 2013 compared to a gross margin of 7%, or $740,000 gross profit, in same period last year. This sequentially compares with a gross profit of $1.9 million, or 24% gross margin, for the quarter ended September 30, 2012. Gross margin in any reporting period is impacted by the mix of services provided on projects completed within that period.  Selling, general and administrative expenses for the quarter were $2.3 million as compared to $1.9 million for the same quarter last year.  Sequentially, selling, general and administrative costs were 19% or $370,000 higher than selling, general and administrative expenses reported for the quarter ended September 30, 2012.  Selling, general and administrative costs for the quarter ended December 31, 2012 included $145,000 of non-recurring executive search fees, $50,000 of severance costs and $42,000 of increased stock based compensation expense when compared to the comparable quarter one year ago.  Additionally, professional fees were $162,000 higher but were offset by lower travel related costs of $53,000 when compared to the same quarter one year ago.

Net loss was ($545,000) or ($0.03) per basic and fully diluted share for the quarter ended December 31, 2012 as compared to a net loss of ($1.15) million or ($0.07) per basic and fully diluted share for the quarter ended December 31, 2011.

Year-to-Date Summary

•	For the nine months ended December 31, 2012, net revenue decreased 17% or $4.7 million to $22.5 million compared to $27.2 million in the same period last year.
•	China subsidiary, WCMC, contributed $2.9 million in revenue during the first nine months of fiscal 2013 compared to $3.2 million for the first nine months of fiscal 2012
•
Year-to-date alternative energy related sales were $5.4 million lower in fiscal 2013 compared to fiscal 2012 and sales to commercial and industrial customers were also $4.9 million lower in the current year.  The Company had higher sales volumes to defense and nuclear customers of $1.1 million and $0.6 million, respectively when compared to the prior year and sales to medical device customers increased by $3.9 million for the first nine months of fiscal 2013 when compared with the same period one year ago.

•	Gross profit margin was 22% for the first nine months of fiscal 2013, compared to 19% gross profit margin in the prior fiscal year.
•	Year-to-date net loss was ($1.3) million or ($0.07) per basic and fully diluted share, compared to a net loss of ($855,000) or ($0.05) per basic and fully diluted share, in the prior year.

Nine Months Year-to-Date Financial Results

For the nine months ended December 31, 2012, revenue decreased 17% to $22.5 million from $27.2 million for the same period last year. The Company’s China subsidiary, WCMC, contributed $2.9 million in net sales during the nine month period ended December 31, 2012 compared to $3.2 million for the same period one year ago. Gross margin was 22%, or $4.9 million gross profit, for the year-to-date period compared to a gross margin of 19%, or $5.1 million gross profit, in the same nine month period of fiscal 2012. Selling, general and administrative expenses for first nine months of fiscal 2013 were $6.2 million as compared to $5.6 million for the same period in fiscal 2012, reflecting an increase of $608,000 or 11% over the previous year. The majority of the increase in selling, general and administrative expenses was due to $304,000 of non-recurring executive search fees, plus $115,000 of increased severance related expenses and $76,000 of additional stock based compensation expense when compared to the same nine month period last year.  Additionally, professional fees increased by $283,000 but this increase in costs was partially offset by reduced travel related costs of $171,000 when compared to the same nine month period one year ago. Net loss was ($1.3) million or ($0.07) per share basic and fully diluted for the year-to-date period as compared to a net loss of ($855,000) or ($0.05) per share basic and fully diluted share for the comparable nine month period last year.

Balance Sheet

At December 31, 2012, TechPrecision had working capital of $9.1 million as compared with working capital of $10.2 million at March 31, 2012, a decrease of $1.1 million. Cash provided by operations was $651,000 for the nine months ended December 31, 2012 as compared to cash used by operations of ($2.7) million for the nine months ended December 31, 2011. As of December 31, 2012, the Company had $2.0 million in cash and cash equivalents, down $0.8 million compared to the balance at March 31, 2012. Stockholders’ equity decreased 7.2% to $11.3 million compared to $12.2 million at March 31, 2012.

Teleconference Information

The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on Tuesday, February 19, 2013. To participate in the live conference call, please dial 1-877-941-8416 five to 10 minutes prior to the scheduled conference call time. International callers should dial 1-480-629-9808. When prompted by the operator, mention Conference Passcode 4600306.

A replay will be available for one week starting on Tuesday, February 19, 2013, at 7:30 p.m. Eastern Time. To access the replay, dial 1-877-870-5176 or 1-858-384-5517. When prompted, enter Conference Passcode 4600306.

The call will also be available live by webcast at TechPrecision Corporation's website, www.techprecision.com, and will also be available over the Internet and accessible at http://public.viavid.com/index.php?id=103534.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc., and Wuxi Critical Mechanical Components Co., Ltd., globally manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: alternative energy (Solar and Wind), cleantech, medical, nuclear, defense, industrial, and aerospace to name a few. TechPrecision’s goal is to be an end-to-end global service provider to its customers by furnishing customized and integrated “turn-key” solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes,” expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to generate business from long-term contracts rather than individual purchase orders, its dependence upon a limited number of customers, its ability to successfully bid on projects, and other risks discussed in the company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-- Financial tables follow –

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended December 31		Nine months ended December 31
	2012	2011	2012	2011
Net sales	$7,293,877	$10,864,011	$22,518,168	$27,187,618
Cost of sales	5,409,770	10,124,081	17,590,257	22,105,308
Gross profit	1,884,107	739,930	4,927,911	5,082,310
Selling, general and administrative	2,293,810	1,924,095	6,218,409	5,610,744
Loss from operations	(409,703)	(1,184,165)	(1,290,498)	(528,434)
Other income (expenses):				--
Other (expense)/income	(29,095)	16,373	(26,585	16,373
Interest expense	(64,919)	(77,547)	(219,403)	(214,769)
Interest income	1,454	4,316	4,335	14,723
Total other expense, net	(92,560)	(56,858)	(241,653)	(183,673)
Loss before income taxes	(502,263)	(1,241,023)	(1,532,151)	(712,107)
Income tax (benefit) expense	43,224	(92,682)	(235,375	142,871
Net loss	$(545,487)	$(1,148,341)	$(1,296,776)	(854,978)
Net (loss) per share (basic)	$(0.03)	$(0.07)	$(0.07)	$(0.05)
Net (loss) per share (diluted)	$(0.03)	$(0.07)	$(0.07)	$(0.05)
Weighted average number of shares outstanding (basic)	19,089,289	17,072,721	18,773,080	16,364,844
Weighted average number of shares outstanding (diluted)	19,089,289	17,072,721	18,773,080	16,364,844

TECHPRECISION CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31, 2012 (Unaudited)	March 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$2,013,621	$2,823,485
Accounts receivable, less allowance for doubtful accounts of $25,010 and $25,010	3,491,693	4,901,791
Costs incurred on uncompleted contracts, in excess of progress billings	4,901,686	3,910,026
Inventories- raw materials	474,254	373,544
Income taxes receivable	1,426,405	1,751,169
Current deferred taxes	994,659	1,020,208
Other current assets	1,712,012	1,486,954
Total current assets	15,014,330	16,267,177
Property, plant and equipment, net	7,253,692	7,395,445
Noncurrent deferred taxes	61,009	118,005
Other noncurrent assets, net	95,767	270,630
Total assets	$22,424,798	$24,051,257

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$2,449,458	$1,361,611
Accrued expenses	1,441,062	2,424,695
Accrued taxes payable	203,210	159,987
Deferred revenues	921,992	799,413
Current maturity of long-term debt	937,094	1,358,933
Total current liabilities	5,952,816	6,104,639
Long-term debt, including capital leases	5,178,951	5,776,294
Commitments and contingent liabilities
Stockholders’ Equity:
Preferred stock- par value $.0001 per share, 10,000,000 shares authorized, of which 9,890,980 are designated as Series A Convertible Preferred Stock, with 5,837,998 and 7,035,982 shares issued and outstanding at December 31, 2012 and March 31, 2012, (liquidation preference of $1,663,829 and $2,005,254
at December 31, 2012 and March 31, 2012)	1,376,696	1,637,857
Common stock -par value $0.0001 per share, authorized, 90,000,000 shares issued and outstanding, 19,558,176 shares at December 31, 2012 and
17,992,177 at March 31, 2012	1,956	1,799
Additional paid in capital	5,119,077	4,412,075
Accumulated other comprehensive loss	(250,100)	(223,584)
Retained earnings	5,045,402	6,342,177
Total stockholders’ equity	11,293,031	12,170,324
Total liabilities and stockholders’ equity	$22,424,798	$24,051,257

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,296,776)	$(854,978)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	624,763	370,289
Stock based compensation expense	448,608	372,385
Deferred income taxes	103,760	91,188
Provision for contract losses	20,000	--
Changes in operating assets and liabilities	750,152	(2,725,824)
Net cash provided by (used in) operating activities	650,507	(2,746,940)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(395,367)	(2,342,542)
Net cash used in investing activities	(395,367)	(2,342,542)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercised stock options	--	35,511
Tax expense from share-based compensation	--	(1,030)
Repayment of long-term debt, including capital lease	(1,065,558)	(1,111,239)
Borrowings of long-term debt	--	1,699,397
Net cash (used in) provided by financing activities	(1,065,558)	622,639
Effect of exchange rate on cash and cash equivalents	554	11,913
Net decrease in cash and cash equivalents	(809,864)	(4,454,930)
Cash and cash equivalents, beginning of period	2,823,485	7,541,000
Cash and cash equivalents, end of period	$2,013,621	$3,086,070